Exhibit 22.1

List of Subsidiary Guarantors

As of June 30, 2021, the subsidiaries of Petróleos Mexicanos (the “Company”) listed in the table below have fully and unconditionally guaranteed the following securities of the Company, in each case issued only by the Company:

5.375% Notes due 2022	4.875% Notes due 2022
8.625% Bonds due 2022	Floating Rate Notes due 2022
4.625% Notes due 2023	3.500% Notes due 2023
4.875% Notes due 2024	8.625% Guaranteed Bonds due 2023
4.500% Notes due 2026	4.250% Notes due 2025
6.490% Notes due 2027	6.875% Notes due 2025
9.50% Guaranteed Bonds due 2027	6.875% Notes due 2026
6.500% Notes due 2027	5.350% Notes due 2028
6.500% Notes due 2029	6.840% Notes due 2030
5.950% Notes due 2031	6.625% Guaranteed Bonds due 2035
6.625% Guaranteed Bonds due 2038	6.500% Bonds due 2041
5.50% Bonds due 2044	6.375% Bonds due 2045
6.750% Bonds due 2047	5.625% Bonds due 2046
7.690% Bonds due 2050	6.350% Bonds due 2048
6.950% Bonds due 2060

Guarantor	Jurisdiction of Formation
Pemex Exploración y Producción	Mexico
Pemex Transformación Industrial	Mexico
Pemex Logística	Mexico